f4tie120517hcs.txt

Exhibit 99

Additional Information

 Harold C. Simmons and the following persons or entities related to him are the direct holders of the following percentages of the outstanding shares of common stock of the issuer, Titanium Metals

Corporation ("TIMET"):

Valhi Holding Company ("VHC")................................23.9%

Annette C. Simmons...........................................12.5%

The Combined Master Retirement Trust (the "CMRT").............8.8%

Harold C. Simmons.............................................3.2%

Kronos Worldwide, Inc. ("Kronos").............................2.4%

Contran Corporation ("Contran")...............................2.0%

NL Industries, Inc. ("NL")....................................0.5%

Valhi, Inc. ("Valhi").........................................0.5%

NL Environmental Management Services, Inc. ("NL EMS").........0.3%

The Annette Simmons Grandchildren's Trust

  (the "Grandchildren's Trust").....................less than 0.1%

NL is the direct holder of 100% of the outstanding shares of common stock of NL EMS.

 Harold C. Simmons and the following persons or entities related to him are the direct holders of the following percentages of the outstanding shares of common stock of NL:

Valhi........................................................83.0%

Harold C. Simmons.............................................2.2%

Annette C. Simmons............................................0.9%

TIMET Finance Management Company ("TFMC").....................0.5%

Kronos..............................................less than 0.1%

The issuer is the direct holder of 100% of the outstanding shares of common stock of TFMC.

 Harold C. Simmons and the following persons or entities related to him are the direct holders of the following percentages of the outstanding shares of common stock of Kronos:

Valhi........................................................50.0%

NL...........................................................30.4%

Annette C. Simmons............................................0.8%

Harold C. Simmons.............................................0.7%

TFMC..........................................................0.3%

Contran.............................................less than 0.1%

 Harold C. Simmons and the following persons or entities related to him are the direct holders of the following percentages of the outstanding shares of common stock of Valhi:

VHC..........................................................92.6%

TFMC..........................................................1.9%

Harold Simmons Foundation, Inc. (the "Foundation")............0.7%

Harold C. Simmons.............................................0.4%

Contran Amended and Restated Deferred Compensation

  Trust (the "CDCT")..........................................0.3%

Annette C. Simmons............................................0.2%

CMRT..........................................................0.1%

Grandchildren's Trust...............................less than 0.1%

Contran.............................................less than 0.1%

Dixie Rice Agricultural Corporation, Inc. ("Dixie Rice") is the direct holder of 100% of the outstanding shares of common stock of VHC.  Contran is the holder of 100% of the outstanding shares of common stock of Dixie

Rice.

 Substantially all of Contran's outstanding voting stock is held by trusts established for the benefit of certain children and grandchildren of Harold C. Simmons (the "Trusts"), of which Mr. Simmons is the sole trustee, or is held by Mr. Simmons or persons or other entities related to Mr. Simmons.  As sole trustee of each of the Trusts, Mr. Simmons has the power to vote and direct the disposition of the shares of Contran stock held by each of the Trusts.  Mr. Simmons, however, disclaims beneficial ownership of, and a pecuniary interest in, any shares of

Contran stock that the Trusts hold.

 U.S. Bank National Association serves as the trustee of the CDCT.

Contran established the CDCT as an irrevocable "rabbi trust" to assist

Contran in meeting certain deferred compensation obligations that it owes to Harold C. Simmons.  If the CDCT assets are insufficient to satisfy such obligations, Contran is obligated to satisfy the balance of such obligations as they come due.  Pursuant to the terms of the CDCT, Contran

(i) retains the power to vote the shares of the issuer's common stock held directly by the CDCT, (ii) retains dispositive power over such shares and (iii) may be deemed the indirect beneficial owner of such shares.

 Contran sponsors the CMRT, which permits the collective investment by master trusts that maintain the assets of certain employee benefit plans Contran and related companies adopt.  Harold C. Simmons is the sole trustee of the CMRT and a member of the trust investment committee for the CMRT.  Mr. Simmons is a participant in one or more of the employee benefit plans that invest through the CMRT.

 The Foundation is a tax-exempt foundation organized for charitable purposes.  Harold C. Simmons is the chairman of the board of the

Foundation.

 NL, NL EMS and Kronos directly own 10,814,370 shares, 3,558,600 shares and 1,724,916 shares of Valhi common stock, respectively.  As already stated, Valhi directly holds 83.0% of the outstanding shares of

NL common stock and 50.0% of the outstanding shares of Kronos common stock.  Pursuant to Delaware law, Valhi treats the shares of Valhi common stock that NL, NL EMS and Kronos own as treasury stock for voting purposes and for the purposes of this statement such shares are not deemed outstanding.

 Mr. Harold C. Simmons is chairman of the board and chief executive officer of NL and chairman of the board of the issuer, Kronos, Valhi,

VHC, Dixie Rice, Southwest and Contran.

 By virtue of the holding of the offices, the stock ownership and his services as trustee, all as described above, (a) Mr. Simmons may be deemed to control the entities described above and (b) Mr. Simmons and certain of such entities may be deemed to possess indirect beneficial ownership of shares of the issuer's securities directly held by certain of such other entities. However, Mr. Simmons disclaims beneficial ownership of, and a pecuniary interest in, the securities beneficially owned, directly or indirectly, by any of such entities, except to the extent of his vested beneficial interest, if any, in the shares of the issuer's common stock the CMRT directly holds.

 Annette C. Simmons is the wife of Harold C. Simmons.  Mr. Simmons may be deemed to share indirect beneficial ownership of her shares.  Mr.

Simmons disclaims beneficial ownership of all shares that his wife holds directly.  Mrs. Simmons disclaims beneficial ownership of all shares she does not hold directly.

      Mr. and Mrs. Simmons are each a co-trustee of the Grandchildren's

Trust, the beneficiaries of which are the grandchildren of Mrs. Simmons.

They each have the power to vote and direct the disposition of the shares of the common stock the trust holds.  Mr. Simmons and his wife each disclaim beneficial ownership of, and a pecuniary interest in, any shares that this trust holds.